Exhibit 4.4

COORDINATION AGREEMENT

This Agreement is dated __ ______________ 2021.

Speedtime Trading Limited, a private limited liability by shares company with registered number 359694 and having its registered office at 6 Ioanni Stylianou, Floor: 2nd, Flat: 202, Nicosia, 2003, Cyprus (“Speedtime”);

Onlypiece Trading Limited, a company incorporated under the laws of the Republic of Cyprus with registered number 415137 and whose registered office is at Katalanou 1, 1st floor, flat/office 101, Aglantzia 2121, Nicosia, Cyprus (“Onlypiece”);

Ronder Investments Limited, a private limited liability by shares company with registered number 1846514 and having its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“Ronder”, together with Speedtime and Onlypiece, the “Elbrus Shareholders” and each an “Elbrus Shareholder”);

Maksim Melnikov, a citizen of the Russian Federation with registered and actual address at 15 Akademika Tupoleva Emb., Flat: 8, Moscow, 105005, Russian Federation, and with Russian internal passport number 46 03 134258;

MPOC Technologies Ltd, a limited liability company with registered number 1697700 and having its registered office at Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands (“MPOC”);

ELQ Investors II LTD, a company incorporated under the laws of England with registered number 6375035 and whose registered office is at Plumtree Court, 25 Shoe Lane, London, United Kingdom, EC4A 4AU (“ELQ”);

Stonebridge 2020 Offshore Holdings II, L.P., a limited partnership registered under the laws of the Cayman Islands whose registered office is at P.O. Box 309, Ugland House, South Church Street, George Town, Cayman Islands, KY1-1104 and whose principal place of business is at 200 West Street, New York, New York, United States of America, 10282 (“Stonebridge 2020 Offshore”);

Stonebridge 2020, L.P., a limited partnership registered under the laws of Delaware whose registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, United States of America, 19801 (“Stonebridge 2020”); and

West Street EMS Partners, SLP, a Luxembourg special limited partnership (société en commandite spéciale) (registered no. B251975), whose registered office is at 2 rue du Fossé, 1536 Luxembourg; (“West Street”, together with ELQ, Stonebridge 2020 Offshore and Stonebridge 2020 the “GS Shareholders” and each a “GS Shareholder”), each a "Shareholder" and, collectively, the "Shareholders".

RECITALS

WHEREAS, Cian PLC (“Company”) is a public limited company incorporated under the laws of the Republic of Cyprus;

WHEREAS, the Company is undertaking an underwritten initial public offering (the “IPO”) of ADSs representing its Ordinary Shares (as defined below);

WHEREAS, in connection with the consummation by the Company of the IPO, the parties hereto desire to enter into this agreement (this “Agreement”) to govern certain of their rights, duties and obligations with respect to their ownership of Shares (as defined below) after consummation of the IPO.

NOW, THEREFORE, in consideration of the foregoing, and the mutual rights and obligations set forth below, the Shareholders agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the following meanings:

“ADSs” means American depositary shares, each representing one Ordinary Share.

“Affiliate” means with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person and (b) any investment company, limited partnership, fund, other collective investment vehicle or managed account that is (or any assets of which are) managed or advised by such Person or Affiliate of such Person. The term “control” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, each GS Shareholder is Affiliated with each other GS Shareholder and each Elbrus Shareholder is Affiliated with each other Elbrus Shareholder. Without limiting the foregoing:

(A)	in the case of each member of the GS Group, "Affiliate" includes each other member of the GS Group; and

(B)	in the case of each Elbrus Shareholder, "Affiliate" includes:

(i)	any other entity directly or indirectly Controlled by, or Controlling of, or under common Control with, Speedtime Trading Limited, Onlypiece Trading Limited, Ronder Investments Limited;

(ii)	Elbrus Capital Fund II L.P., Elbrus Capital Fund II B L.P. Elbrus Capital Fund III A S.C.Sp., Elbrus Capital Fund III B S.C.Sp or any collective investment scheme or managed account which raises capital from one or more investors, in each case including investment compartments, subsidiaries, parallel or co-investing vehicles, general partners, investment managers and/or investment advisors thereof and which is or will be Controlled, managed or advised by entities under the Control of one or more of the same ultimate beneficial owners as the entities which currently Control, manage or advise Elbrus Capital Fund II L.P., Elbrus Capital Fund II B L.P. Elbrus Capital Fund III A S.C.Sp. or Elbrus Capital Fund III B S.C.Sp.

“Agreement” has the meaning set forth in the recitals.

“Articles” means the Articles of Association of the Company, as in effect from time to time.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City (United States), Moscow (Russia), Nicosia (Cyprus), Tortola (British Virgin Islands), George Town (Cayman Islands), Luxembourg or London (England) are authorized or obligated by Law or executive order to close or would customarily close.

“Company” has the meaning set forth in the recitals.

“Coordination Committee” has the meaning set forth in clause 3.1(a).

"GS Affiliated Fund" means any investment company, limited partnership, fund, other collective investment vehicle or managed account that is (or any assets of which are) managed or advised by GS or an Affiliate of GS.

"GS Group" means The Goldman Sachs Group, Inc. (“GS”) and its Affiliates and any GS Affiliated Fund (and “member of the GS Group” shall be construed accordingly) and includes at the date of this Agreement, for the avoidance of doubt, ELQ Investors II Ltd, Stonebridge 2020, L.P., Stonebridge 2020 Offshore Holdings II, L.P. and West Street EMS Partners, SLP.

“IPO” has the meaning set forth in the recitals.

“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Opinion” has the meaning given to it in clause 4.2(b)(i).

“Ordinary Shares” means the ordinary shares of the Company, nominal value EUR 0.0004 per share.

“Organizational Documents” means the organizational documents of any entity.

“Ownership Percentage” means, in respect of a Shareholder, the percentage obtained by dividing (a) the number of Shares held by such Shareholder and (b) the total number of Shares outstanding.

“Permitted Transferee” means an Affiliate of any Shareholder.

“Person” means an individual, a company, a partnership, an association, a limited liability company, a government entity, a trust or other entity or organization.

“Registered Offering” has the meaning given to it in clause 4.2(a).

“Registered Offering Notice” has the meaning given to it in clause 4.2(a).

“Registration Rights Agreement” means the Registration Rights Agreement entered into on or around the date of this Agreement by, amongst others, the Shareholders and the Company.

“Selling Shareholder” has the meaning given to it in clause 4.2(a).

“Shares” means the issued and outstanding Ordinary Shares of the Company from time to time (or ADSs representing interests in the ordinary shares of the Company).

“Transfer” means any direct or indirect transfer, sale, exchange, assignment, distribution, pledge, encumbrance, hypothecation or other disposition of Shares, or any legal or beneficial interest therein, in whole or in part, including the grant of an option or other right or the grant of any interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, or cause to be voted, in whole or in part, any Shares, whether voluntarily or involuntarily, including by gift, by contract, by way of merger (forward or reverse) or similar transaction, by operation of Law or otherwise.

“Transfer Notice” has the meaning given to in clause 4.3(b)(ii).

2.	Term

This Agreement shall continue for three years following the date of the final prospectus relating to the IPO, provided that if the aggregate Ownership Percentage of a Shareholder (together with its Affiliates or, in case of the GS Shareholders, any Affiliate(s) who is a direct or indirect transferee of a GS Shareholder) falls below three percent this Agreement (and all rights set out herein) shall automatically terminate in respect of such Shareholder. For the purposes of this clause 2, (a) the Shares of each GS Shareholder shall be aggregated with each other GS Shareholder and (b) the Shares of each Elbrus Shareholder shall be aggregated with each other Elbrus Shareholder.

3.	Coordination Committee

3.1	Formation of Coordination Committee

(a)	The Shareholders shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, such committee will be maintained by the Shareholders (and each Shareholder shall participate) in accordance with the terms herein.

(b)	Each Shareholder's right to designate, remove and replace the representatives of the Coordination Committee (who may, but need not be, a director of the Company) is as follows:

(i)	the Elbrus Shareholders shall have the right to designate, remove and replace two (2) representatives for as long as their Ownership Percentage (together with their Affiliates) is in aggregate ten (10) or more percent. Otherwise, the Elbrus Shareholders shall have the right to designate, remove and replace one (1) representative;

(ii)	the GS Shareholders shall have the right to designate, remove and replace one (1) representative;

(iii)	Maksim Melnikov shall have the right to designate, remove and replace one (1) representative; and

(iv)	MPOC, for as long as it is an Affiliate of Dmitry Demin, shall have the right to designate, remove and replace one (1) representative.

For the avoidance of doubt, a representative of a Shareholder shall be automatically removed from the Coordination Committee once a Shareholder is not a party to this Agreement.

3.2	Proceedings

Each Shareholder's representative may request a meeting of the Coordination Committee. Notice of such meeting must be given at least one Business Day in advance or at such earlier time as the representatives may separately agree.

3.3	Quorum

(a)	Except as provided by clauses 3.3(b) and 3.3(c), the quorum for transacting business at any meeting of the Coordination Committee shall be all of the Shareholders’ representatives being present when the relevant business is transacted. A representative shall be regarded as present for the purposes of a quorum if represented by an alternate. Nothing in this clause shall be interpreted as prohibiting meetings of the Coordination Committee being held by telephone or other electronic communication.

(b)	If a quorum is not present within 30 minutes from the time appointed for the meeting or if during the meeting a quorum ceases to be present, the meeting shall be adjourned to the date that is 48 hours after the date of the meeting at the same time and place. The quorum at such adjourned meeting shall be all of the Shareholders’ representatives less the one(s) who failed to turn up to the original meeting.

(c)	If a quorum of the adjourned meeting is not present within 30 minutes from the time appointed for the meeting or if during the meeting a quorum ceases to be present, the meeting shall be adjourned further to the date that is 24 hours after the date of the adjourned meeting at the same time and place. The quorum at such further adjourned meeting shall be the representatives present at it.

3.4	Vote of Coordination Committee

Any and all decisions of Coordination Committee shall be taken by the vote of a majority of the Coordination Committee (each representative having one vote) in attendance at a meeting of the Coordination Committee. If at any vote the Coordination Committee is deadlocked then the Shareholder representative representing the largest Ownership Percentage (having regard to the Ownership Percentage of Affiliates) shall have the casting vote.

4.	Transfers of Shares

4.1	Permitted Transferees

Notwithstanding any other provision of this Agreement, the provisions of this clause 4 (including, but not limited to, those regarding approval of the Coordination Committee and tag-along rights) do not apply with respect to any Transfer from a Shareholder to any one or more of its Permitted Transferees in circumstances in which such Permitted Transferee(s) adhere(s) to this Agreement.

4.2	Transfers of Shares by way of a Registered Offering

(a)	If a Shareholder ("Selling Shareholder") has the right to sell shares under a registered offering under the Registration Rights Agreement ("Registered Offering") and wants to make such a sale, then it must first notify this to the members of the Coordination Committee with such notice including the number of Shares to be sold and the intended plan of distribution ("Registered Offering Notice").

(b)	Upon receiving a Registered Offering Notice:

(i)	The Coordination Committee shall as soon as practicable in the circumstances, meet and discuss with one or more underwriters for such Registered Offering and, if practicable, seek its/their opinion (an “Opinion”) regarding the appropriate/inappropriate time to sell, the consequences of such sale for capitalization, how much market capacity/demand there is and any other matters that the Coordination Committee deems reasonable. The Coordination Committee may seek the opinions of multiple underwriters if the Coordination Committee deems it necessary. The Coordination Committee shall provide its recommendation whether or not to sell (which recommendation is not binding on any Selling Shareholder) within 7 Business Days from the receipt of the Registered Offering Notice;

(ii)	upon receiving a recommendation (regardless of whether or not it is positive to sell and regardless of any Opinion) from the Coordination Committee, the Selling Shareholder will be permitted, but not obligated, to commence the process for such Transfer, in accordance with the terms described in the Registered Offering Notice, by commencing the execution of the Selling Shareholder’s registration rights under the Registration Rights Agreement within thirty (30) days of receipt of the recommendation;

(iii)	if the Selling Shareholder utilizes its right under sub-clause (b)(ii) above, the other Shareholders who are party to the Registration Rights Agreement shall, to the extent permitted under the Registration Rights Agreement, have the right to effect a Registered Offering (on the same terms as the Selling Shareholder and pursuant to the Registration Rights Agreement); and

(iv)	if the Coordination Committee decides that the supply of Shares is more than demand then the Coordination Committee shall at the same time determine the maximum number of Shares that may be Transferred under the Registered Offering and the number of Shares sought to be included by the holders thereof shall be reduced on a pro rata basis (based on the Ownership Percentage of such Shareholders together with their Affiliates and, in case of the GS Shareholders, together with any Affiliate(s) who is a direct or indirect transferee of a GS Shareholder).

(c)	To the extent not provided for under the Registration Rights Agreement, the Shareholders agree and undertake not to Transfer any Shares during any lock-up period to be determined by the Coordination Committee for the particular Registered Offering whether or not such Shareholder is selling as part of that Registered Offering provided that:

(i)	the lock-up period may not be longer than 90 calendar days following the effective date of the relevant registration statement without the approval of every Coordination Committee member; and

(ii)	the lock-up undertaking shall be given to the underwriters and not to the Company or any Shareholder.

4.3	Transfers of Shares other than by way of a Registered Offering

(a)	The provisions of this clause 4.3 shall only apply in respect of a Transfer of Shares other than by way of a Registered Offering.

(b)	Rule 144 Transfers

(i)	The Shareholders note that Rule 144 under the US Securities Act, 1933, as amended (“Rule 144”) provides that affiliates of the Company are permitted to sell, subject to the applicable conditions of Rule 144, the Shares without registration under the US Securities Act of 1933.

(ii)	Prior to effecting any Transfer of Shares pursuant to Rule 144, a Shareholder shall give written notice to the Coordination Committee of its intent to Transfer Shares, including the number of Shares ("Rule 144 Transfer Notice").

(iii)	When a Shareholder proposes a Transfer pursuant to this Section 4.3, the other Shareholders will, within 5 Business Days of receipt of the Rule 144 Transfer Notice, have the right to participate in, and coordinate in relation to, such Proposed Transfer on a pro rata basis with such proposing Shareholder, so long as each such Shareholder is eligible to rely on Rule 144 in connection with such Transfer.

(c)	Transfers outside the U.S.

(i)	If an Elbrus Shareholder intends to Transfer Shares directly to a non-U.S. purchaser and not via a stock exchange transaction:

(A)	it must first give the other Shareholders a Transfer Notice (a “Non-U.S. Transfer Notice”);

(B)	any other Shareholder may within 5 Business Days of receiving a Non-U.S. Transfer Notice notify the addressor of the Non-U.S. Transfer Notice that it wishes to participate in such Transfer pro rata and such notice shall include the number of Shares to be Transferred; and

(C)	if the notification(s) to the addressor of the Non-U.S. Transfer Notice result(s) in more Shares to be Transferred than such purchaser is willing to purchase, the number of Shares to be Transferred shall be reduced pro rata; provided that if the Elbrus Shareholders’ aggregate number of Shares to be Transferred to such purchaser is less than fifty (50) percent of the final number of Shares, the Shares of all the other Shareholders shall be reduced pro rata until the Elbrus Shareholders have at least fifty (50) percent of the final number of Shares to be Transferred to such purchaser.

(ii)	If any Shareholder (other than an Elbrus Shareholder) intends to Transfer Shares directly to a non-U.S. purchaser and not via a stock exchange transaction:

(A)	it must first give the other Shareholders a Non-U.S. Transfer Notice;

(B)	the Elbrus Shareholders and, in circumstances where the Elbrus Shareholders exercise their rights under this sub-clause (B) and will sell at least 50 percent of their Shares as part of that transaction, the other Shareholders may within 5 Business Days of receipt of the Non-U.S. Transfer Notice notify the addressor of the Non-U.S. Transfer Notice that it wishes/they wish to participate in such Transfer pro rata and such notice shall include the number of Shares to be Transferred; and

(C)	if the notification(s) to the addressor of the Non-U.S. Transfer Notice result(s) in more Shares to be Transferred than such purchaser is willing to purchase, the number of Shares to be Transferred shall be reduced pro rata; provided that if the original addressor’s aggregate number of Shares to be Transferred to such purchaser is less than fifty (50) percent of the final number of Shares, the Shares of all the other Shareholders shall be reduced pro rata until the original addressor has at least fifty (50) percent of the final number to be Transferred to such purchaser.

(d)	Other Transfers

Prior to any Shareholder effecting any Transfer of Shares other than pursuant to Clauses 4.1, 4.2 or 4.3(a) to (c), such Shareholder shall give written notice to the Coordination Committee of its intent to Transfer Shares, including the number of Shares and the intended plan of distribution. Upon receiving notice that a Shareholder intends to effect a Transfer of Shares, the Elbrus Shareholders will have the right to effect a Transfer on the same terms as such proposed Transfer on a pro rata basis with such Shareholder. (and if a sale by any Elbrus Shareholders requires a Registered Offering then the provisions of clause 4.2(b)(iii) and (iv) shall apply mutatis mutandis).

5.	Representations and warranties

Each Shareholder, severally and not jointly, hereby represents and warrants to each other Shareholder that on the date hereof:

(a)	Such Shareholder has full power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

(b)	This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable according to its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles where applicable.

(c)	Neither the execution and delivery of this Agreement by such Shareholder nor the performance by such Shareholder of its obligations under this Agreement, will (a) violate the Organizational Documents of such Shareholder or (b) violate or result in a breach of or constitute a default under any Law to which such Shareholder is subject.

6.	Miscellaneous

(a)	Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and must be delivered or sent by email or reputable international courier to the recipient to whom it is to be given at its address stated in this clause 6 (or at any such other address of which it shall have given notice for this purpose to the other parties under this clause 6). Any notice, or other communication shall be deemed to have been given if delivered by email or courier, on the date of delivery, provided that if a notice or other communication delivered by courier after 5 p.m. on a Business Day or on a day which is not a Business Day, such notice or communication shall be deemed to have been given at 9 a.m. on the next Business Day. In this clause 6, a reference to time is to local time in the place in which the recipient of the notice or communication is located.

(i)	in the case of Speedtime, as follows:

Address:	Katalanou 1, 1st floor, flat/office 101, Aglantzia 2121, Nicosia, Cyprus
Email:	ytitarenko@strongboardservices.com
Attention:	the Directors

with a copy to richard.cowie@dentons.com;

(ii)	in the case of Onlypiece, as follows:

Address:	Katalanou 1, 1st floor, flat/office 101, Aglantzia 2121, Nicosia, Cyprus
Email:	ytitarenko@strongboardservices.com
Attention:	the Directors

with a copy to richard.cowie@dentons.com;

(iii)	in the case of Ronder, as follows:

Address:	Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands
Email:	ytitarenko@strongboardservices.com
Attention:	the Directors

with a copy to richard.cowie@dentons.com;

(iv)	in the case of Maksim Melnikov, as follows:

Address:	105005 Moscow, Akademika Tupoleva emb. 15, apt. 8
Email:	melnikov@cian.org
Attention:	Maksim Melnikov

(v)	in the case of MPOC, as follows:

Address:	Vistra Corporate Services Centre, Wickhams Cay, II, Road Town, Tortola, VG1110, British Virgin Islands
Email:	mpoc.corp@gmail.com
Attention:	Juliette Michel Clarisse

(vi)	in the case of ELQ, as follows:

Address:	Plumtree Court, 25 Shoe Lane, London, EC4A 4AU, United Kingdom
Email:	Jim.Wiltshire@gs.com; mbd-mo-london@gs.com;
gs-mbd-emea-fme@gs.com
Attention:	Jim Wiltshire

with a copy to:

Address:	c/o OOO Goldman Sachs, 14th Floor, Ducat III, 6 Gasheka Street, Moscow 125047, Russian Federation;
Email:	maxim.klimov@gs.com; Dmitry.Kurilo@gs.com
Attention:	Max Klimov and Dmitry Kurilo

(vii)	in the case of Stonebridge 2020 Offshore, as follows:

Address:	Ugland House, PO Box 309, South Church Street, George Town, Cayman Islands, KY1-1104
Email:	gs-pia-dallas@gs.com; 19726466373@tls.ldsprod.com;
gs-mbd-mo@gs.com
Attention:	Andrew Bain

with a copy to:

Address:	c/o OOO Goldman Sachs, 14th Floor, Ducat III, 6 Gasheka Street, Moscow 125047, Russian Federation;
Email:	maxim.klimov@gs.com; Dmitry.Kurilo@gs.com
Attention:	Max Klimov and Dmitry Kurilo;

(viii)	in the case of Stonebridge 2020, as follows:

Address:	Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, DE-19801
Email:	gs-pia-dallas@gs.com; 19726466373@tls.ldsprod.com; gs-mbd-mo@gs.com
Attention:	Andrew Bain

with a copy to:

Address:	c/o OOO Goldman Sachs, 14th Floor, Ducat III, 6 Gasheka Street, Moscow 125047, Russian Federation;
Email:	maxim.klimov@gs.com; Dmitry.Kurilo@gs.com
Attention:	Max Klimov and Dmitry Kurilo

(ix)	in the case of West Street, as follows:

Address:	2 Rue du Fosse, L-1536 Luxembourg
Email :	Marielle.STIJGER@broadstreet.lu; GSLMSBanksandAgents@broadstreet.lu
Attention:	Marielle Stijger

with a copy to:

Address:	c/o OOO Goldman Sachs, 14th Floor, Ducat III, 6 Gasheka Street, Moscow 125047, Russian Federation;
Email:	maxim.klimov@gs.com; Dmitry.Kurilo@gs.com
Attention:	Max Klimov and Dmitry Kurilo.

(b)	Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each of the parties hereto at the time of such amendment.

(c)	No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Except as permitted in clauses 4.1, in which case the party may assign all rights and delegate all obligations hereunder to such Permitted Transferee, no party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties.

(d)	Third party rights. No Person who is not a party to this Agreement has any right to enforce or to enjoy the benefit of any terms of this Agreement by virtue of the Contracts (Rights of Third Parties) Act of 1999 or otherwise; provided that, any Person who holds Shares and is a party to the Registration Rights Agreement may enforce the provisions of clause 4.2(b)(iii) as if they were a party to this Agreement; and provided further that such persons comply with the provisions of clauses 4.2(b)(iv) and 4.2(c).

(e)	No Partnership or Agency. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, nor authorize any party to make or enter into any commitments for or on behalf of any other party.

(f)	Further Assurance. Each of the parties shall, at their own expense from time to time on request, do or procure the doing, of all acts and/or the execution of all documents in a form satisfactory to each other party which each other party may reasonably consider necessary for the giving full effect to this Agreement.

(g)	Remedies and Waivers. No failure on the part of a party to exercise and no delay in exercising, and no course of dealing with respect to, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy under this Agreement prevent any other or further exercise or the exercise of any other right or remedy. The rights or remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(h)	Costs. Each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement.

(i)	Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof as of the date of this Agreement and supersede all prior agreements, undertakings and negotiations (in each case, both oral and written) among the parties concerning the subject matter hereof. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

(j)	Conflict With Articles. If, in connection with the relationship between the parties, a conflict exists between the interpretation of the Articles and this Agreement, this Agreement shall prevail.

(k)	Conflict With IPO Lock-Ups. If, in connection with the relationship between the parties, a conflict exists between the interpretation of a lock-up obligation assumed by any Shareholder in connection with the IPO and this Agreement, the provisions of such lock-up obligation shall prevail over the provisions of this Agreement with respect to such Shareholder.

(l)	Governing Law. This Agreement, and all claims or causes of action including any non-contractual claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of England and Wales.

(m)	Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or the transactions contemplated herein, or the breach, termination or validity thereof may be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”) (the “Rules”), which Rules are deemed to be incorporated by reference in this clause 6. The number of arbitrators shall be three (3), and the parties in such arbitration shall each nominate one (1) arbitrator. The third arbitrator, who will act as chairman of the arbitral tribunal, will be appointed by the President of the LCIA having taken into account any agreement on the arbitrator to be appointed as chairman of the arbitral tribunal reached by the two party-nominated or appointed arbitrators, such agreement to be within fourteen (14) days of the appointment of the last party nominated or appointed arbitrator. The legal place of arbitration shall be London and the language of arbitration shall be English. This arbitration agreement, including its validity and scope, shall be governed by English law.

(n)	Consolidation of Arbitrations. If two or more arbitrations are commenced under this Agreement and/or under the Registration Rights Agreement, any party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal. The parties hereto hereby consent to such consolidation of arbitrations.

(o)	Specific Performance. Each of the parties acknowledges that the other parties may have no adequate remedy at Law if such party fails to perform its respective obligations under this Agreement. In such event, each of the parties shall have the right, in addition to any other rights each party may have, to seek specific performance of the obligation of each other party. Each party agrees that it will not take any action to impede the other parties’ efforts to enforce such right of specific performance.

(p)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(q)	Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Signed by SPEEDTIME TRADING LIMITED	)

Signed by ONLYPIECE TRADING LIMITED	)

Signed by RONDER INVESTMENTS LIMITED	)

Signed by MAKSIM MELNIKOV	)

Signed by MPOC TECHNOLOGIES LTD	)

Signed by ELQ INVESTORS II LTD	)

Signed by STONEBRIDGE 2020 OFFSHORE HOLDINGS II, L.P.	)
Acting by: Bridge Street Opportunity Advisors, L.L.C., its General Partner

Signed by STONEBRIDGE 2020, L.P.	)
Acting by: Bridge Street Opportunity Advisors, L.L.C., its General Partner

Signed by WEST STREET EMS PARTNERS, SLP	)
Acting by: WEST STREET EMS PARTNERS GP, S.A.R.L., its General Partner